Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated September 2, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4L7

Principal Amount (in Specified Currency): $25,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Trade Date: September 2, 2010
Original Issue Date: September 8, 2010
Stated Maturity Date: September 10, 2012

Interest Rate: 0.87% per annum
Interest Payment Dates: The 10th of each March and September, commencing on March 10, 2011, and on the Stated Maturity Date (long first coupon)

Net Proceeds to Issuer: $24,985,000
Agent's Discount or Commission: 0.06%
Agent: Jefferies & Company, Inc.
Agent's Capacity:
 	[  ] Agent
 	[X] Principal

Day Count Convention:
	[X] 30/360
	[  ] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, unadjusted
	[  ] Modified Following, adjusted

Business Days:  New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date: